Press release jointly issued by ETFS Silver Trust, ETFS Precious Metals Trust & ETFS White Metals Basket Trust.

ETFS Silver Trust

ETFS Precious Metals Basket Trust

&

ETFS White Metals Basket Trust

to Use CME Group/Thomson Reuters London Silver Price

as Their Benchmark Price Starting August 15, 2014

New York, NY – August 6, 2014 – London Silver Market Fixing Ltd. has announced its intention to discontinue the “London Fix” pricing benchmark for silver after August 14, 2014.  The London Fix has been the “Benchmark Price” for valuation of silver bullion held by each of the ETFS Silver Trust (NYSE Arca: SLVR) (the “Silver Trust”),  the ETFS Precious Metals Basket Trust (NYSE Arca: GLTR) (the “Precious Metals Trust”) and the ETFS White Metals Basket Trust (NYSE Arca: WITE) (the “White Metals Trust” and together with the Silver Trust and the Precious Metals Trust, the “ETFS Trusts”). The London Bullion Market Association has accepted a proposal by CME Group and Thomson Reuters to operate a replacement silver price benchmark mechanism. Commencing August 15, 2014, CME Group/Thomson Reuters will operate an electronic, volume-weighted, over-the-counter silver bullion market clearing process to establish and publish a fixed price for a troy ounce of silver once each trading day at Noon London time (the “London Silver Price”).

ETF Securities USA LLC, the sponsor of the ETFS Trusts (the “Sponsor”),  anticipates that, commencing August 15, 2014, the Sponsor will determine that the London Fix, which will have ceased to be published as of that date, is an inappropriate basis for valuing silver bullion received upon purchase of an ETFS Trust’s shares, delivered upon redemption of an ETFS Trust’s shares and otherwise held by an ETFS Trust on a daily basis, and that the London Silver Price is an appropriate alternative for determining the value of each ETFS Trust’s silver each trading day.  The Sponsor also expects to determine that the London Silver Price will fairly represent the commercial value of silver bullion held by each ETFS Trust and, effective 60 days after the delivery of notice of such determination to The Depository Trust Company, the registered owner of the shares of each ETFS Trust, the “Benchmark Price" (as defined in each ETFS Trust’s Trust Agreement) as of any day will be the London Silver Price for such day.

CONTACT:

Benoit Autier  +1 212-918-4955